EXHIBIT 99.T3A.25

ARTICLES OF AMENDMENT

FOR FUTURE USE VI, INC., a corporation duly organized, created and existing under and by virtue of the laws of the State of Arkansas, in compliance with Ark. Code Ann. § 4-27-1006 and pursuant to the Arkansas Business Corporation Act (Act 958 of 1987) certifies that:

1.             The name of the corporation is For Future Use VI, Inc.

2.           There are 300 outstanding shares of common stock of For Future Use VI, Inc., each share entitled to be cast by the sole stockholder;

3.             All 300 shares were represented, voted and cast for an amendment to the Articles of Incorporation, as hereinafter stated, through a Written Consent in Lieu of Special Meeting of the Shareholders of the Corporation, August 22, 1994.

4.             The first article of the Corporation’s Articles of Incorporation was amended to read as follows:

FIRST: The name of the corporation is TCBY of the Philippines, Inc.

5.             The second article of the Corporation’s Articles of Incorporation was amended to read as follows:

SECOND: The corporation is organized for the following purposes:

(A)                    To merchandise, franchise, assign and/or sell rights and/or privileges on an exclusive or non-exclusive basis trademarks, trade names, formulas, trade secrets, consultation services, advertising and various and sundry products, signs, materials and other things of value and any and all of the business which may be incidental, necessary and proper to the exercise of such purpose.

(B)                      To make purchase or otherwise acquire, deal in and to carry out any contracts for or in relation to any of the foregoing business that may be necessary and lawful under the acts pursuant to which this corporation is organized.

(C)                      To have one or more offices to carry on all or any of its operations and business and without restriction carry on all operations of the business.

(D)                     To acquire the title and right, property, trade names and assets of any kind of person, firm, association or corporation engaged in a similar line of business, either wholly or partly, and pay for same in cash, stocks, bonds and debentures or other securities.

(E)                       To enter into general partnership agreements with another corporation or corporations, domestic or foreign, and/or with any individual, individuals or partnerships;

or become a limited domestic or foreign partner with any corporation or corporations and/or any individual, individuals or partnership; and

(F)                       To do all acts permissible under the Arkansas Business Corporation Act, as amended from time to time.

The undersigned hereby verifies that statements contained in the foregoing Articles of Amendment are true and correct to the best of his knowledge and belief.

FOR FUTURE USE VI, INC.

	By:	/s/ Bette Clay
Title: Sr. Adm. & Sec./Asst. Trs.

ATTEST:

/s/ William P. Creasman
Assistant Secretary

(CORPORATE SEAL)